Exhibit 99.1
Esperion Reports Second Quarter 2025 Financial Results and Provides Business Update

– Q2 2025 Total Revenue Grew 12% Y/Y to $82.4 Million –

– Q2 2025 U.S. Net Product Revenue Grew 42% Y/Y to $40.3 Million –

– Total Retail Prescription Equivalents Increased 10% from First Quarter –

– Reached Settlement Agreements with Three ANDA Filers Not to Market Generic Versions of NEXLETOL® (bempedoic acid) Prior to 2040 –

– First Quarter of Operating Income from Ongoing Business with Plans for Sustainable Profitability Starting in Q1 2026 –

– Conference Call and Webcast Today at 8:00 a.m. ET –

ANN ARBOR, Mich., Aug. 05, 2025 (GLOBE NEWSWIRE) – Esperion (NASDAQ: ESPR) today reported financial results for the second quarter ended June 30, 2025, and provided a business update.

“Our second quarter results reflect the strength of our commercial execution and the growing adoption of our bempedoic acid therapies in cardiovascular disease prevention. With more than 15% sequential quarterly growth and 42% year-over-year quarterly growth in net U.S. product sales, we are delivering on our commitment to patients and shareholders alike,” stated Sheldon Koenig, President and CEO of Esperion. “The three recent ANDA settlements also demonstrate our commitment to protecting our intellectual property portfolio and reflect our belief in the strength of our patents. As we continue to expand access to these life-saving therapies through improved payer dynamics and prepare to launch our consumer television ad on connected TV, such as Hulu and NBC Sports, we remain focused on driving sustained revenue growth. In parallel, we are advancing our clinical pipeline and pursuing strategic portfolio expansion to shape the future of cardiovascular disease prevention worldwide. Importantly, we delivered our first quarter of operating income from ongoing business and expect our continued growth and achievements to support sustainable profitability beginning in the first quarter of 2026. With strong momentum, we are moving forward with confidence.”

“As we advance our growing leadership in cardiovascular diseases, we are proud to welcome Robert Hoffman and Craig Thompson, both seasoned executives with a wealth of commercial and operational expertise, to our Board of Directors,” added Koenig.

Second Quarter 2025 Key Accomplishments and Recent Highlights

Advancing the U.S. Commercial Strategy

•Reached settlement agreements with three ANDA filers not to market generic version of NEXLETOL® (bempedoic acid) until 2040.

•Continued to reinforce our differentiated cardiovascular (CV) risk reduction data in Primary Prevention and statin intolerance through both our sales force and healthcare provider (HCP) digital channels.
◦Nearly one quarter of prescriptions were written by physicians reached through digital touchpoints only.
◦Established strong branding within statin intolerant population with new marketing campaign focused on, “Can’t take a statin? Make NEXLIZET happen!”.
•Strengthened access and reimbursement support for NEXLETOL and NEXLIZET® (bempedoic acid and ezetimibe), driving greater confidence among payers and HCPs.
•Additions to the Company’s field reimbursement team have made great strides in supporting our growing prescriber base by educating over 1,100 target prescribers on NEXLETOL and NEXLIZET’s favorable reimbursement landscape. This was evident by an increase in all targeted business approval rates to over 80%.
•Increased total retail prescription equivalents by approximately 10% and grew the number of healthcare practitioners writing prescriptions for NEXLETOL and NEXLIZET to more than 28,000 in the second quarter of 2025.

Global Expansion

•The Company’s partner in Japan, Otsuka Pharmaceutical Co., Ltd. is on track for expected approval and National Health Insurance pricing in the second half of 2025.
•Esperion’s European partner Daiichi Sankyo Europe (DSE) continues to show strong revenue growth and market penetration for NILEMDO® (bempedoic acid) and NUSTENDI® (bempedoic acid and ezetimibe), having surpassed the 500,000-patient mark during the second quarter.
◦Royalty revenue increased 30% sequentially to $13.6 million, continuing to underscore the ongoing opportunity in Europe for sales of NILEMDO and NUSTENDI.
◦Advanced multiple processes for the technology transfer for manufacturing of NILEMDO and NUSTENDI to DSE, with certain working capital benefits expected in 2025.
•Partnered with HLS Therapeutics for the exclusive rights to commercialize NEXLETOL and NEXLIZET in Canada. The Company’s previously filed New Drug Submissions to Health Canada are on track for review with an expected market approval in the fourth quarter of 2025.
•The Company and its partner in Israel, Neopharm Israel, remain on track for market approval of NEXLETOL and NEXLIZET in the first half of 2026.
•CSL Seqirus, the Company’s partner in Australia and New Zealand, filed a marketing application in Australia for NEXLETOL and NEXLIZET in July 2025, and expects market approval in Q4 2026.

Second Quarter and YTD 2025 Financial Results

Revenue

•Total revenue for the three and six months ended June 30, 2025 was $82.4 million and $147.4 million, respectively, compared to $73.8 million and $211.6 million for the comparable periods in 2024, an increase of 12% and a decrease of 30%, respectively. Excluding the one-time settlement agreement milestones received in the three months ended June 30, 2024, total revenue grew 69%.
•U.S. net product revenue for the three and six months ended June 30, 2025 was $40.3 million and $75.2 million, respectively, compared to $28.3 million and $53.1 million, for the comparable periods in 2024, an increase of 42% for each respective period.
•Collaboration revenue was $42.1 million and $72.2 million for the three and six months ended June 30, 2025, respectively, compared to $45.5 million and $158.5 million for the comparable periods in 2024, a decrease of approximately 7% and 54%, respectively.
◦The decreases were driven by the settlement agreement milestone with DSE received in the three and six months ended June 30, 2024, offset partially by increases in royalty sales within our partner territories and product sales to our collaboration partners from our supply agreements. Excluding the settlement agreement milestones, collaboration revenue grew approximately 105% and 102% from the comparable periods.

R&D Expenses

•Research and development expenses for the three and six months ended June 30, 2025 were $7.2 million and $19.8 million, respectively, compared to $11.5 million and $24.9 million for the comparable periods in 2024, a decrease of 37% and 20%, respectively.
◦The decrease in research and development expenses was primarily attributable to decreased costs for ongoing clinical studies and decreased compensation costs, including bonus, stock compensation and consulting.

Selling, General and Administrative (SG&A) Expenses

•Selling, general and administrative expenses for the three and six months ended June 30, 2025 were $39.5 million and $82.5 million, respectively, compared to $44.2 million and $86.2 million for the comparable periods in 2024, a decrease of 11% and 4%, respectively.
◦The decrease was primarily related to decreased media and marketing costs.

Net Income (Loss). For the three and six months ended June 30, 2025, the Company had net losses of $4.8 million and $45.2 million, respectively, compared to net losses of $61.9 million and $0.9 million for the comparable periods in 2024. For the three months ended June 30, 2025, the Company achieved income from operations of approximately $15.0 million, marking the first quarter of operating income from ongoing operations in the Company’s history and a significant year-over-year improvement.

Net Income (Loss) Per Share. Basic and diluted net losses per share for the three and six months ended June 30, 2025 were $0.02 and $0.23, respectively, compared to basic and diluted losses per share of $0.33 and $0.01, for the comparable periods in 2024, respectively.

Cash and Cash Equivalents. As of June 30, 2025, cash and cash equivalents totaled $86.1 million compared to $144.8 million as of December 31, 2024.

The Company ended the quarter with approximately 200.2 million shares of common stock outstanding, excluding 2.0 million treasury shares.

2025 Financial Outlook

The Company reiterates its expectation for full year 2025 operating expenses to be in the range of $215 million to $235 million, including approximately $15 million in non-cash expenses related to stock compensation. Based on the strength of the Company’s performance, Esperion now expects to achieve sustainable profitability beginning in the first quarter of 2026.

Conference Call and Webcast Information
Esperion will host a conference call and webcast at 8:00 a.m. ET to discuss the financial results and business progress.

A live audio webcast can be accessed on the investor and media section of the Esperion website. The webcast replay will be available approximately two hours after completion of the call and will be archived on the Company's website for approximately 90 days.

INDICATION
NEXLIZET and NEXLETOL are indicated:
•The bempedoic acid component of NEXLIZET and NEXLETOL is indicated to reduce the risk of myocardial infarction and coronary revascularization in adults who are unable to take recommended statin therapy (including those not taking a statin) with:
◦established cardiovascular disease (CVD), or
◦at high risk for a CVD event but without established CVD.
•As an adjunct to diet:
◦NEXLIZET, alone or in combination with other LDL-C lowering therapies, to reduce LDL-C in adults with primary hyperlipidemia, including HeFH.
◦NEXLETOL, in combination with other LDL-C lowering therapies, or alone when concomitant LDL-C lowering therapy is not possible, to reduce LDL-C in adults with primary hyperlipidemia, including HeFH.

IMPORTANT SAFETY INFORMATION
NEXLIZET and NEXLETOL are contraindicated in patients with a prior hypersensitivity to bempedoic acid or ezetimibe or any of the excipients. Serious hypersensitivity reactions including anaphylaxis, angioedema, rash, and urticaria have been reported.

Hyperuricemia: Bempedoic acid, a component of NEXLIZET and NEXLETOL, may increase blood uric acid levels, which may lead to gout. Hyperuricemia may occur early in treatment and persist throughout treatment, returning to baseline following discontinuation of treatment. Assess uric acid levels periodically as clinically indicated. Monitor for signs and symptoms of hyperuricemia, and initiate treatment with urate-lowering drugs as appropriate.

Tendon Rupture: Bempedoic acid, a component of NEXLIZET and NEXLETOL, is associated with an increased risk of tendon rupture or injury. Tendon rupture may occur more frequently in patients over 60 years of age, in those taking corticosteroid or fluoroquinolone drugs, in patients with renal failure, and in patients with previous tendon disorders. Discontinue NEXLIZET or NEXLETOL at the first sign of tendon rupture. Consider alternative therapy in patients who have a history of tendon disorders or tendon rupture.

The most common adverse reactions in the primary hyperlipidemia trials of bempedoic acid, a component of NEXLIZET and NEXLETOL, in ≥2% of patients and greater than placebo were upper respiratory tract infection, muscle spasms, hyperuricemia, back pain, abdominal pain or discomfort, bronchitis, pain in extremity, anemia, and elevated liver enzymes.

Adverse reactions reported in ≥2% of patients treated with ezetimibe (a component of NEXLIZET) and at an incidence greater than placebo in clinical trials were upper respiratory tract infection, diarrhea, arthralgia, sinusitis, pain in extremity, fatigue, and influenza.

In the primary hyperlipidemia trials of NEXLIZET, the most commonly reported adverse reactions (incidence ≥3% and greater than placebo) observed with NEXLIZET, but not observed in clinical trials of bempedoic acid or ezetimibe, were urinary tract infection, nasopharyngitis, and constipation.

The most common adverse reactions in the cardiovascular outcomes trial for bempedoic acid, a component of NEXLIZET and NEXLETOL, at an incidence of ≥2% and 0.5% greater than placebo were hyperuricemia, renal impairment, anemia, elevated liver enzymes, muscle spasms, gout, and cholelithiasis.

Discontinue NEXLIZET or NEXLETOL when pregnancy is recognized unless the benefits of therapy outweigh the potential risks to the fetus. Because of the potential for serious adverse reactions in a breast-fed infant, breastfeeding is not recommended during treatment with NEXLIZET or NEXLETOL.

Report pregnancies to Esperion Therapeutics, Inc. Adverse Event reporting line at 1-833-377-7633.

Please see full Prescribing Information for NEXLIZET and NEXLETOL.

About Esperion Therapeutics

Esperion Therapeutics, Inc. is a commercial stage biopharmaceutical company focused on bringing new medicines to market that address unmet needs of patients and healthcare professionals. The Company developed and is commercializing the only U.S. Food and Drug Administration (FDA) approved oral, once-daily, non-statin medicines for patients who are at risk for cardiovascular disease and are struggling with elevated low density lipoprotein cholesterol (LDL-C). These medications are supported by the nearly 14,000 patient CLEAR Cardiovascular Outcomes Trial. Esperion continues to build on its success with its next generation program which is focused on developing ATP citrate lyase inhibitors (ACLYi). New insights into the structure and function of ACLYi fully enables rational drug design and the opportunity to develop highly potent and specific inhibitors with allosteric mechanisms.

Esperion continues to evolve into a leading global biopharmaceutical company through commercial execution, international partnerships and collaborations and advancement of its pre-clinical pipeline. For more information, visit esperion.com and follow Esperion on LinkedIn and X.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding marketing strategy and commercialization plans, current and planned operational expenses, expected profitability, future operations, commercial products, clinical development, including the timing, designs and plans for the CLEAR Outcomes study and its results, plans for potential future product candidates, financial condition and outlook, including expected cash runway and profitability, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the net sales, profitability, and growth of Esperion’s commercial products, clinical activities and results, supply chain, commercial development and launch plans, the outcomes and anticipated benefits of legal proceedings and settlements, and the risks detailed in Esperion’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Esperion Contact Information:
Investors:
Alina Venezia
investorrelations@esperion.com
(734) 887-3903

Media:
Tiffany Aldrich

corporateteam@esperion.com
(616) 443-8438

Esperion Therapeutics, Inc.

Balance Sheet Data
(In thousands)
(Unaudited)

	June 30, 2025	December 31, 2024
Cash and cash equivalents	$86,061	$144,761
Working capital	51,733	91,765
Total assets	355,019	343,821
Royalty sale liability	295,912	293,610
Convertible notes, net of issuance costs	151,764	151,320
Long-term debt	146,452	140,971
Common stock	200	196
Accumulated deficit	(1,646,275)	(1,601,029)
Total stockholders' deficit	(425,575)	(388,722)

Esperion Therapeutics, Inc.

Statement of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Product sales, net	$40,274	$28,302	$75,187	$53,058
Collaboration revenue	42,111	45,532	72,193	158,511
Total Revenues	82,385	73,834	147,380	211,569

Operating expenses:
Cost of goods sold	20,609	15,609	52,147	25,684
Research and development	7,238	11,461	19,795	24,864
Selling, general and administrative	39,509	44,185	82,505	86,173
Total operating expenses	67,356	71,255	154,447	136,721

Income (loss) from operations	15,029	2,579	(7,067)	74,848

Interest expense	(20,486)	(13,723)	(39,917)	(27,747)
Loss on extinguishment of debt	—	(53,235)	—	(53,235)
Other income, net	666	2,454	1,738	5,231
Net loss	$(4,791)	$(61,925)	$(45,246)	$(903)

Net loss per common share - basic and diluted	$(0.02)	$(0.33)	$(0.23)	$(0.01)

Weighted-average shares outstanding - basic and diluted	197,546,239	188,793,816	196,841,011	179,026,191